Exhibit 99.1

NEWS RELEASE

BIO-key® International, Inc.

Reports First Quarter 2014 Financial Results

Expects sustained growth in second quarter

Wall, NJ, May 1, 2014 – BIO-key International, Inc. (OTCBB: BKYI), a leader in fingerprint biometric identification technologies, cloud-based mobile credentialing and identity verification solutions, today reported solid financial results for the first quarter of 2014, including positive guidance for Q2, 2014.

Three Month Comparisons

Total revenue for the three months ended March 31, 2014 was $1.37 million compared to Q1’13 revenue of $805,000, an increase of approximately 70%. Sales grew as a result of higher license sales. “During the quarter, we signed our first OEM agreement to supply our WEB-key client and matching algorithm to fingerprint sensor manufacturers for the mobile device vertical,” stated Michael DePasquale, BIO-key Chairman and CEO. “Our top line revenue was at the high end of our guidance and we expect to continue to grow the business in 2014. We are finding a receptive audience in identity access management channels and with more market reports describing mediocre fingerprint sensor performance in the mobile field, demand for our superior algorithm and scalable, flexible solution is growing.”

Q1’14 gross margin increased to 91% from 85% in Q1’13. Operating expenses for Q1’14 increased 35%, year over year, to $1,344,000 from approximately $995,000 in Q1’13. Net loss for Q1’14 was ($299,000) as compared to Q1’13 net loss of ($316,000). The net loss in both periods is less than ($0.01) per share. The Q1 ’14 loss includes non-cash expenses of $304,380, for fair-value adjustments, option issuance costs, and depreciation and amortization. Mr. DePasquale continued “We met our topline goals for Q1, but missed the bottom line after investing in additional development projects and higher than expected non-cash expenses mostly related to outstanding warrants.”

Liquidity and Capital Resources

The Company reported cash, cash equivalents, and accounts receivables of $1.9M as of March 31, 2014, as compared to $2.3M million at December 31, 2013. BIO-key has no debt and shareholder equity of $730,000. Mr. DePasquale concluded, “We are off to a good start for 2014 and expect this momentum to continue into the second quarter. As we mentioned during the last call, we are interested in incremental sales hires, along with potential additions to our engineering staff, in that order. We anticipate that the market will continue to evolve towards BIO-key and drive growing demand for our products.”

Highlights from the first quarter included:

●

Addition of new hospital customer Covenant Health Systems, named among the top 100 integrated health systems in the country. The organization is comprised of seven acute care hospitals; inpatient and outpatient cancer, behavioral and rehabilitation centers; home health; outpatient surgery and diagnostic centers and physician offices throughout Tennessee.

●

Entered into a license agreement with IDEX and will collaborate to deliver a sensor-to-server infrastructure solution for trustworthy, yet simple and low-cost, in device and online authentication for consumer applications and in particular the smartphone, tablet, and PC markets.

●

Introduced and demonstrated along with InterDigital a groundbreaking multifactor authentication (MFAS) solution, incorporating BIO-key’s fingerprint technology for the Android mobile platform at Mobile World Congress 2014 in Barcelona, Spain.

●

Jim Skidmore III joined BIO-key as Senior Vice President Global Sales & Channel Development. Jim joins us with more than 20 years of successful identity and access management partner channel sales development experience.

●	Signed channel agreements with 10 leading Identity & Access Management (IAM) technology resellers and VARs.

2014 Second Quarter Outlook

For the Second Quarter of 2014, the Company expects revenue between $1.0 million and $1.7 million. Gross margin is expected to exceed 85%. The Company expects to generate operating income with incremental revenue above the midpoint of the guidance range. Further, the Company expects to exit the second quarter with a modest sales backlog. The pipeline value was approximately $15 million at the beginning of the quarter and currently remains at approximately $15 million.

Conference Call and Webcast

In conjunction with this release, BIO-key has scheduled a conference call, which will be broadcast live over the Internet on Thursday May1, 2014 at 10:00 a.m. Eastern Daylight Time. Participate live via phone by dialing 1-877-317-6789 (U.S.) 1-412-317-6789 (International) and asking for the BIO-key Call at least 10 minutes prior to the start time. Or join the call live over the Internet by logging on to the web address http://www.bio-key.com. A streaming audio replay of the webcast will be available shortly after the call on www.bio-key.com for a period of thirty days. You can also access the recorded call by dialing 1-877-344-7529 and using access code 10045178 International callers should dial 1-412-317-0088 and use the same access code.

Investor & Media Contact:

BIO-key International, Inc.

Jay Meier, Vice President Corporate Development

Phone:     651-789-6116

eMail:     Jay.meier@bio-key.com

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$592,921	$2,023,349
Accounts receivable, net of allowance for doubtful accounts of $20,526 at March 31, 2014 and December 31, 2012	1,345,961	284,025
Due from factor	10,560	2,449
Inventory	8,947	9,376
Prepaid expenses and other	86,433	73,482
Total current assets	2,044,822	2,392,681
Equipment and leasehold improvements, net	118,603	125,062
Deposits and other assets	8,712	8,712
Intangible assets—less accumulated amortization	171,549	174,950
Total non-current assets	298,864	308,724
TOTAL ASSETS	$2,343,686	$2,701,405

LIABILITIES
Accounts payable	$323,842	$540,912
Accrued liabilities	336,447	338,321
Deferred revenue	547,878	528,160
Total current liabilities	1,208,167	1,407,393
Warrant liabilities	405,428	243,077
TOTAL LIABILITIES	$1,613,595	$1,650,470

STOCKHOLDERS’ EQUITY:
Common stock — authorized, 170,000,000 shares; issued and outstanding; 115,995,974 of $.0001 par value at March 31, 2014 and 115,842,315 December 31, 2013	11,599	11,584
Additional paid-in capital	55,888,278	55,909,923
Accumulated deficit	(55,169,786)	(54,870,572)
TOTAL STOCKHOLDERS’ EQUITY	730,091	1,050,935
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,343,686	$2,701,405

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended March 31,
	2014		2013

Revenues
Services		$249,232		$276,960
License fees and other		1,118,291		527,683
		1,367,523		804,643
Costs and other expenses
Cost of services		39,175		40,715
Cost of license fees and other		78,049		77,098
		117,224		117,813
Gross Profit		1,250,299		686,830

Operating Expenses
Selling, general and administrative		856,997		732,076
Research, development and engineering		486,567		262,809
Total Operating Expenses		1,343,654		994,885
Operating loss		(93,355)		(308,055)
Other expenses
Interest income		2		(7,524)
Loss on derivative liabilities		(204,948)		-
Income taxes		(912)		-
Total Other expenses		(205,858)		(7,524)
Net (loss) income		$(299,213)		$(315,579)

Basic (Loss) Income per Common Share	$	*	$	*
Diluted (Loss) Income per Common Share	$	*	$	*
* Represents less than ($0.01)

Weighted Average Shares Outstanding:
Basic and diluted		115,876,461		81,465,289

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, wider market acceptance of biometric technologies, our ability to raise additional financing, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to disclose any revision to these forward-looking statements whether to reflect events or circumstances after the date hereof or otherwise.